Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of MGT Capital Investments, Inc. and Subsidiaries on Form S-3 (No. 33-185214 and No. 33-182298) of our report dated March 28, 2014, on our audit of the consolidated financial statements as of December 31, 2012 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 28, 2014